                                                                     Exhibit 1.1



                       CHINA YUCHAI INTERNATIONAL LIMITED
          16 RAFFLES QUAY #26-00 HONG LEONG BUILDING SINGAPORE 048581
                   TEL : (65) 6220 8411 FAX : (65) 6226 0502

To:

(1)  COOMBER INVESTMENTS LIMITED
     GOLDMAN INDUSTRIAL LTD.
     ZHONG LIN DEVELOPMENT COMPANY LIMITED
       Flat E, 21/F.,
       Ka On Building
       8-14 Connaught Road West
       Hong Kong

(2)  GUANGXI YUCHAI MACHINERY HOLDINGS COMPANY
       Yuchai Avenue West
       Yuchai New Town
       Yulin, Guangxi
       P.R.C.

(3)  MR. QIN XIAOCONG
     MR. ZHU GUOXIN
     MR. YUAN XUCHENG
       Flat E, 21/F.,
       Ka On Building
       8-14 Connaught Road West
       Hong Kong


Copies to:

(1)  YULIN CITY MUNICIPAL GOVERNMENT
       274 Renmin Road East
       Yulin, Guangxi
       P.R.C.

(2)  MR. WANG JIANMING
       c/o Guangxi Yuchai Machinery Company Limited
       No. 168 Tianqiao Road
       Yulin, Guangxi
       P.R.C 537005

                                                                   April 1, 2005

     RE:  SCHEDULE 13D AMENDMENT NO. 6 FILING
          WITH RESPECT TO CHINA YUCHAI INTERNATIONAL LIMITED

Gentlemen:

Reference is made to the Amendment No. 6 to the Schedule 13D filed by you with the U.S. Securities and Exchange Commission ("SEC") on February 15, 2005 ("Schedule 13D amendment"), reporting beneficial ownership of 24.3% of common stock of China Yuchai International Limited ("CYI").

CYI believes that the Schedule 13D amendment contains a number of factual and legal mischaracterizations and, for the reasons set forth below, disagrees with the basis of the assertions, assumptions and insinuations contained therein.


CYI'S SHAREHOLDING IN AND CONTROL OVER YUCHAI IS LEGAL AND VALID

The fundamental premise of the various allegations contained in the Schedule 13D amendment is that CYI's shareholding in Guangxi Yuchai Machinery Company Limited ("Yuchai") is not in conformity with Chinese law.

CYI strongly disagrees with this allegation. Advice received from CYI's Chinese legal counsel confirms that the shares of Yuchai held by CYI's six wholly-owned subsidiaries are legally and validly held under Chinese law. CYI has also been advised that all necessary Chinese government approvals for its indirect shareholding in Yuchai have been obtained. Therefore, CYI's indirect shareholding in Yuchai is valid and consistent with applicable Chinese law.

Moreover, CYI's Chinese legal counsel has consistently affirmed that the existence of the special share in CYI held by HL Technology Systems Pte Ltd ("HLT"), a subsidiary of Hong Leong Asia Ltd. ("HLA"), does not violate any law or regulation of China. As the special share is issued by CYI, a foreign (i.e., non-Chinese) entity, and is held by HLT, also a foreign (i.e., non-Chinese) entity, CYI's special share exists wholly offshore, and therefore beyond the jurisdiction of China.


YUCHAI'S SHAREHOLDING STRUCTURE WAS FULLY DISCLOSED AND APPROVED AT THE TIME OF CYI'S INITIAL PUBLIC OFFERING IN DECEMBER 1994

The advice consistently given to CYI, by its Chinese legal counsel, is entirely consistent with the legal opinions delivered by the various law firms in connection with CYI's initial public offering in December 1994 (the "CYI IPO").

At the time of the CYI IPO, two Chinese law firms, acting as local counsel to CYI and Yuchai on the one hand, and to the underwriting syndicate on the other hand, each rendered opinions that the transactions consummated in connection with CYI's IPO, including the ownership by CYI of the six foreign shareholders of Yuchai, did not violate the laws and regulations of China. In addition, each of these Chinese counsel opined that all necessary consents and/or approvals of the governmental or regulatory agencies or bodies in China having jurisdiction over Yuchai were obtained for the CYI IPO.

Moreover, the prospectus used in connection with the CYI IPO disclosed the fact that at the time of the CYI IPO, CYI controlled Yuchai through CYI's ownership of the six foreign shareholders of Yuchai. The prospectus also disclosed that HLA controlled CYI through its ownership of CYI's special share. Both local Chinese counsels confirmed that the description of Yuchai's shareholding structure and related Chinese legal and regulatory matters, in the IPO prospectus, was fair and correct and not misleading. In addition, two international law firms, as U.S. counsel to CYI and the underwriters, respectively, each provided customary closing opinions, including disclosure opinions.

Not only was Yuchai's ownership structure disclosed to the investing public in the CYI IPO but the Chinese regulatory authorities were also aware of the relevant transactions. In particular, the China Securities Regulatory Commission and the Ministry of Foreign Trade & Economic Cooperation ("MOFTEC") were provided with copies of documents describing the CYI IPO and Yuchai's related shareholding structure in 1994. Both local Chinese counsel confirmed, at the time of the CYI IPO, that "notification to China Securities Regulatory Commission of the Offering has been made". Mr. Wang Jianming, the chairman, legal representative and chief executive officer of Yuchai as well as chairman of the board of directors of CYI at the time of its IPO, also separately certified, in writing, that MOFTEC had been notified about the CYI IPO.


YUCHAI'S SHAREHOLDING STRUCTURE HAS NOT CHANGED SINCE THE CYI IPO

The shareholding structure of Yuchai and the respective rights afforded to the foreign and Chinese shareholders of Yuchai have not changed since the time of the CYI IPO in 1994.

The direct, legal ownership of Yuchai shares by six foreign shareholders, each of whom had been expressly named and approved by MOFTEC, prior to the time of the CYI IPO, has not changed to this date.

The same six foreign shareholders named in MOFTEC Order [1994] Wai Jing Mao Zi San Han Zi No. 550, issued in mid 1994, have remained the direct, legal shareholders of Yuchai. Changes to the shareholdings in these six foreign shareholders of Yuchai which occurred in connection with the CYI IPO took place outside the legal jurisdiction of China. The resulting changes to Yuchai's shareholding structure were accurately and appropriately disclosed in the CYI IPO prospectus. Notification of such changes were given to the relevant Chinese authorities. Legal opinions to this effect were also provided by both sets of Chinese counsel at the time of the CYI IPO confirming these matters.

Furthermore, the legal opinions provided by both sets of Chinese counsel, in the CYI IPO, confirming the validity of Yuchai's shareholding structure have since been reviewed and affirmed, in relevant part for CYI, by Jingtian & Gongcheng, a leading Chinese law firm. A copy of the advice setting forth the legal opinions which have recently been re-affirmed by Jingtian & Gongcheng is attached. In addition, a second Chinese law firm, Beijing Times-Highland Law Firm, has also separately confirmed the validity of CYI's indirect shareholding in Yuchai under Chinese law. A copy of the legal opinion received from Beijing Times-Highland Law Firm is also attached.


THE REVERSAL OF PRIOR POSITIONS TAKEN BY ENTITIES CONTROLLED BY THE YULIN CITY GOVERNMENT

The Schedule 13D amendment does not disclose that each of Mr. Wang, Guangxi Yuchai Machinery Holdings Company (the "State Holding Company") and Coomber Investments Limited ("Coomber") have, since the time of the CYI IPO in 1994, reversed their prior position regarding the legality of foreign control over Yuchai. CYI finds this omission disingenuous and highly material.

As an example, Mr. Wang signed the IPO registration statement filed by CYI with the SEC. In so doing, he affirmed his belief that the disclosures in the CYI IPO registration statement contained no material misstatements or omissions (including with respect to Yuchai's shareholding structure). In addition, Mr. Wang, under the authorization of Yuchai, signed various underwriting, share subscription and indemnification agreements and other transaction documents in connection with the CYI IPO, each of which clearly contemplated the indirect majority ownership of and control over Yuchai by CYI, and the existence of the special share issued by CYI. Mr. Wang also separately certified, in writing, that MOFTEC had been notified about the CYI IPO.

Various documents relating to the underwriting, share subscription and indemnification agreements executed in connection with the CYI IPO were also acknowledged and agreed to by the State Holding Company, a Chinese shareholder of Yuchai. The State Holding Company holds 22.1% of the shares of Yuchai, and is the joint venture partner of CYI's six subsidiaries in Yuchai.

The State Holding Company also sent a letter to CYI waiving its rights to subscribe for new shares in Yuchai. In so doing, the State Holding Company permitted Yuchai's foreign shareholders to increase their interest in Yuchai and dilute the interests of Yuchai's Chinese shareholders. Since that time until the present day, Mr. Wang has remained the chairman and legal representative of the State Holding Company. The State Holding Company is a wholly-owned subsidiary of the Yulin City Government. Accordingly, CYI believes that it is clear that the Yulin City Government had worked closely with CYI to bring foreign capital into Yuchai through the CYI IPO. CYI believes that the local municipal government was aware, at all times, of the governance structure and foreign control arrangements at Yuchai necessary to facilitate Yuchai's importation of foreign capital.

Additionally, Coomber has remained a CYI shareholder since the time of the CYI IPO. Coomber is a signatory to a 1994 shareholders agreement with CYI and HLA. This shareholders agreement was publicly filed with the SEC at the time of the CYI IPO, and is an exhibit to CYI's annual reports on Form 20-F filed with the SEC. This shareholders agreement spells out the control arrangements with respect to CYI and Yuchai, including the ownership of CYI's special share by HLA. It is only after the indirect acquisition, by the Yulin City Government, in late 2002, of Coomber from China Everbright Holding Company Limited that Coomber reversed its position.

In stark contrast to their prior active participation in, and support for, CYI's investment in Yuchai, Coomber, the State Holding Company and Mr. Wang are now collectively alleging that CYI was obligated to obtain relevant government approvals allegedly required under Chinese law for Yuchai's corporate structure, including the control relationship between HLA and CYI, and in turn CYI and Yuchai.

Prior to the 2002 dispute, each dividend declared by Yuchai was properly paid to CYI - each time without challenge or complication by any of Mr. Wang, the Yulin City Government or any other Chinese government authority. In fact, over US$38.1 million in dividends had been declared and paid by Yuchai in five of the eight years preceding the 2002 dividend dispute. CYI's difficulties with respect to the declaration and payment of dividends only started once the Yulin City Government indirectly acquired Coomber, in late 2002, and commenced its unlawful campaign to attempt to inhibit foreign control of Yuchai.

Chinese counsel has repeatedly advised CYI that (i) Yuchai's shareholding structure is valid under Chinese law, and (ii) Chinese government authorities do not have the jurisdiction to interfere with the corporate governance structure of CYI, a Bermuda corporation.

The filing persons have never identified what specific kind of government approval is allegedly required under Chinese law, nor which Chinese law allegedly requires such government approvals. Neither has any of them identified which Chinese government authority is allegedly responsible for issuing such approvals. Instead, the filing persons are simply relying on bare allegations without any legal substance.

CYI has therefore concluded that the filing persons, including Coomber, the State Holding Company and Mr. Wang are seeking to use mischaracterizations to achieve their own ends: namely, their attempt to unlawfully wrest control of Yuchai away from the foreign shareholders.


USING FALSE ALLEGATIONS AS A SMOKE-SCREEN TO INHIBIT CYI'S LAWFUL CONTROL OF YUCHAI THROUGH CYI'S SIX SUBSIDIARIES

In the Schedule 13D amendment, the filing persons have attempted to blame CYI for the continuing failure of the Yuchai management to implement the agreed corporate practices at Yuchai. CYI categorically rejects any such blame based on the same sound legal reasons set forth above. CYI holds the Yuchai management and, in particular, Mr. Wang, as the chairman, chief executive officer and legal representative of Yuchai responsible for this continuing failure.

Yuchai agreed pursuant to paragraph 5 of the July 2003 Agreement to immediately adopt best corporate practices. Paragraph 5 of the July 2003 Agreement requires:

     "Guangxi Yuchai shall immediately adopt an appropriate structure for corporate management so as to make it conform to the requirements of Chinese law and international practice".

Despite this clear obligation, however, representatives of Yuchai, acting under the direction of Mr. Wang, have on numerous occasions, since November 2003, claimed that Yuchai will not adhere to the corporate governance standards required by paragraph 5 of the July 2003 Agreement, until (i) CYI has obtained the proper Chinese government approvals for its ownership of Yuchai and (ii) CYI has cancelled its special share. Mr. Wang and the other Chinese stakeholders in Yuchai have no legal basis to impose such pre-conditions. Mr. Wang, by now seeking to advocate that the implementation of agreed corporate practices at Yuchai should be subject to the corporate governance structure of a foreign company two tiers up the corporate ladder, particularly given that no such additional Chinese government approvals are in fact required, is relying on flawed logic.

The failure of the Yuchai management, including Mr. Wang, to honor previously agreed corporate governance principles is indefensible.


THE DECEMBER 6, 2004 MEETING OF YUCHAI SHAREHOLDERS WAS PROPER AND RESOLUTIONS WERE PROPERLY PASSED

The filing persons incorrectly asserted that the shareholders meeting held on December 6, 2004 was invalid. This is contrary to the legal advice which CYI has received, confirming that the proper procedures were followed by Yuchai's foreign shareholders to call and hold such meeting. Furthermore, CYI's Chinese counsel has confirmed for CYI the validity of the December 6, 2004 resolutions passed by the foreign shareholders. A summary of the conclusions of CYI's Chinese counsel on this point is also included in the attached legal advice. As a result of the validity of the resolutions passed at the Yuchai shareholders meeting, CYI believes that the resolutions purportedly passed by the Chinese directors of Yuchai on September 9, 2004, December 7, 2004 and January 5, 2005, which are contrary to the Yuchai shareholder resolutions, are ultra vires and of no effect.

The filing persons have also mischaracterized the factual and legal circumstances surrounding the unauthorized related party loan of Rmb 205 million (approximately US$25 million) from Yuchai to Yuchai Marketing Company Limited ("YMCL"), a company 90%-owned by Coomber and 10%-owned by the State Holding Company. The funds for this loan had been disbursed by the Yuchai management in early 2004 without authorization. At the September 9, 2004 Yuchai board of directors meeting, the Chinese directors sought to retrospectively approve the unauthorized loan, and to procure guarantees for the repayment of the loan from Coomber and the State Holding Company. Article 21(f) of Yuchai's Articles of Association requires that a loan of that quantum should have shareholder rather than board of director approval. Accordingly, the foreign shareholders of Yuchai considered the propriety of this loan at the December 6, 2004 shareholders meeting and unanimously declared such loan to be unauthorized and invalid.

CYI's Chinese counsel, on behalf of the six foreign shareholders of Yuchai, has written to the Yuchai management and Mr. Wang to demand the immediate repayment by Yuchai's subsidiary of such loans. CYI is still awaiting such repayment.

CYI HAS REMAINED COMMITTED TO IMPLEMENTING THE JULY 2003 AGREEMENT AND CYI HOPES THE CHINESE PARTIES ARE SIMILARLY COMMITTED

The Schedule 13D amendment also alleges that CYI's sole proposal to implement the July 2003 Agreement was put forward in November 2003. This is not correct.

CYI has participated in numerous discussions with the Chinese stakeholders of Yuchai regarding a variety of implementation alternatives, since July 2003. CYI outlined an initial proposal for a possible restructuring of CYI and Yuchai in September 2003. This initial proposal was rejected by Mr. Wang on behalf of the Chinese stakeholders. The parties subsequently outlined alternative proposals in early 2004, resulting in various meetings between the parties through April 2004. During those meetings, CYI discussed with the representatives of the Chinese stakeholders several proposals which involved the cancellation of the CYI special share and the partial divestment by HLA of its shareholding in CYI. These discussions resulted in a draft memorandum of understanding, which unfortunately the parties were never able to execute. Subsequently, discussions of alternative proposals were held over the succeeding months, including during discussions between Mr. Wong Hong Ren, the representative of CYI, and Mr. Wang in Hong Kong in mid October 2004. In January 2005, the Chinese parties cancelled a previously scheduled meeting at the end of January 2005. In the February 2, 2005 letter to CYI from the State Holding Company, it was stated that a working team had been formed to discuss the implementation of the July 2003 Agreement with CYI, however no further details regarding such working team have subsequently been provided to

CYI. A draft Reorganisation Agreement prepared by the legal counsel acting for the Chinese stakeholders was recently received by CYI and CYI has since conveyed its revisions to the draft Reorganisation Agreement to the representative of the Chinese stakeholders. Despite continuing discussions, CYI and the Chinese parties have yet to reach agreement on such revisions to the proposal contained in the Reorganisation Agreement. CYI has been and remains available to meet with the Chinese parties at their convenience and CYI understands that such meeting may occur in the coming week.

In summary, CYI has consistently made clear that it intends to abide by the terms of the July 2003 Agreement and to find a workable plan for the restructuring. CYI has invested considerable time and resources towards working on alternative restructuring proposals. CYI hopes that the Chinese stakeholders at Yuchai will respect and adhere to the July 2003 Agreement, and in so doing, the fundamental differences between the parties can be resolved.


THE LATE FILING OF THE SCHEDULE 13D AMENDMENT IS ITSELF SIGNIFICANT

The Schedule 13D the amendment was filed on February 15, 2005, which is extremely late. The date of the event which requires the filing of the Schedule 13D amendment reported on the front cover of the Schedule 13D amendment was September 9, 2004. This is more than four months prior to the date of the filing. SEC rules require that amendments to Schedule 13D filings must be made "promptly", and a delay of four months is clearly not "prompt".

Moreover, CYI believes that the date of September 9, 2004 stated on the front cover is not correct. It appears that the filing persons have selected the date of September 9, 2004 as the date that the Yuchai board of directors sought to retrospectively approve Yuchai's management's prior unauthorized disbursement of funds. In fact, funds were disbursed to Coomber's 90%-owned subsidiary in late 2003 and early 2004. Full disclosure of these unauthorized related party transactions is not given in the Schedule 13D amendment.

The lateness of the filing is significant: it is only upon the occurrence of this filing that CYI and its other shareholders have become aware that YMCL is 90%-owned by Coomber. Coomber had kept this fact undisclosed prior to February 15, 2005. Coomber also did not disclose that its nominees on the Yuchai board of directors voted, at Yuchai's September 9, 2004 board meeting, to approve the related party loan to Coomber's subsidiary, despite the conflict of interests involved. CYI believes that this vote was not consistent with Coomber's obligations under the 1994 CYI Shareholders Agreement to cause its nominees to vote as a block with the other directors nominated to the Yuchai board by CYI.

Given the magnitude of the unauthorized related party loan, and the fact that CYI's largest shareholder is clearly benefiting by this loan to the detriment of CYI and its other shareholders, CYI believes that the prior omission of this fact is highly material.


MR. WANG JIANMING AND THE YULIN CITY GOVERNMENT FAILED TO SIGN THE SCHEDULE 13D

CYI believes that the failure of the persons filing the Schedule 13D amendment to include Mr. Wang and the Yulin City Government as filing persons to be a material deficiency in the Schedule 13D amendment, as well as in the prior
Schedule 13D filings.

The SEC rules generally require that a Schedule 13D be executed and filed by all greater than 5% beneficial owners of the securities reported therein. Beneficial owners in this context are defined as any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power (which includes the power to vote, or to direct the voting of, such security) and/or investment power (which includes the power to dispose, or to direct the disposition of, such security).

Given the predominant role played by Mr. Wang with respect to implementing the stated objectives of the filing persons, CYI believes that Mr. Wang in his individual capacity should also be a filing person. CYI believes that Mr. Wang is acting in concert with each of the filing persons, and shares their common goals. However, Mr. Wang is not a signatory to the Schedule 13D in his individual capacity.

In the Amendment No. 1 to the Schedule 13D filed on June 23, 2003, the filing persons stated:

     "The ultimate beneficial owner of the CYI shares reported in this Schedule is Yulin City Municipal Government in Guangxi Zhuang Autonomous Region, People's Republic of China ("Yulin City Government")."

However, despite this admission, the Yulin City Government is not a signatory to the Schedule 13D.

CYI can only infer that, by not being a direct filing person, Mr. Wang and the Yulin City Government are seeking to obfuscate their ultimate control position with the respect to the 24.3% block of CYI shares held by Coomber.


CONCLUSION

As stated above, CYI continues to hope that the July 2003 Agreement can be complied with and it continues to seek full implementation of that Agreement. In doing so, the misunderstandings and problems with the Chinese stakeholders can hopefully be addressed through dialogue and negotiation. Unfortunately, if they cannot be, CYI may be forced to initiate legal and/or arbitrational proceedings similar to those which it initiated in May 2003.


CHINA YUCHAI INTERNATIONAL LIMITED



By:  /s/ Kwek Leng Peck
     ------------------
Name:  Kwek Leng Peck
Title: Director

Attachments:
1.   Legal Advice from Jingtian & Gongcheng to CYI, dated March 2, 2005.
2.   Legal Advice from Beijing Times-Highland Law Firm to CYI, dated March 30,
     2005.

                              JINGTIAN & GONGCHENG
                                ATTORNEYS AT LAW


      15TH FLOOR, THE UNION PLAZA, 20 CHAOYANGMENWAI DAJIE, BEIJING 100020
           TELEPHONE: (86-10) 6588 2200 FACSIMILE: (86-10) 6588 2211


                                                                   March 2, 2005

TO:   China Yuchai International Limited
ATTN: Ms. Sheila Murugasu


FROM: Jingtian & Gongcheng


   RE: CHINA YUCHAI INTERNATIONAL LIMITED AND GUANGXI YUCHAI MACHINERY COMPANY
                           LIMITED - PRC LEGAL ISSUES


Dear Ms. Murugasu,

We refer to our legal advice and opinions contained in our letter dated July 15, 2003 addressed to China Yuchai International Limited ("CYI"). In connection with recent events, you have requested that we reaffirm to you the legal advice and opinions contained in our earlier letter as well as confirm to you certain aspects of our legal advice and opinions which we have given to CYI to date with respect to CYI's investment through its six wholly-owned subsidiaries (i.e., Hong Leong Technology Systems (BVI) Ltd, Earnest Assets Limited, Cathay Diesel Holdings Ltd, Tsang & Ong Nominees (BVI) Ltd, Goldman Sachs Guangxi Holdings
(BVI) Ltd and Youngstar Holdings Ltd; together, the "Foreign Shareholders") in Guangxi Yuchai Machinery Company Limited ("Guangxi Yuchai").

In this respect, we hereby reaffirm as if made on the date hereof, the following considered opinions, consistent with those set forth in our July 15, 2003 letter referenced above:

     1.   THE "SPECIAL SHARE"

     CYI is a New York publicly listed company, incorporated in Bermuda. The By-Laws of CYI provide for the issuance of one share of common stock, known as the "Special Share", which has certain veto rights attached to it, as defined in the By-Laws. These By-Laws also specify certain preconditions to the ownership of such Special Share. We are advised by yourself that HL Technology Systems Pte Ltd ("HLT"), a subsidiary of Hong Leong Asia Limited ("HLA"), meets these pre-conditions and thereby holds the Special Share.

     We have reviewed and considered the circumstances of the Special Share, and are of the opinion that the existence of the Special Share is not within the jurisdiction of any law or regulation of the People's Republic of China ("PRC") for the reason that the Special Share is issued by CYI, which is a foreign (i.e., non-Chinese) entity, and is held by HLT, which is also a foreign (i.e., non-Chinese) entity, the Special Share exists wholly offshore. Accordingly, the existence of the Special Share can not and does not violate any law or regulation of the PRC.

     In our opinion, therefore, the existence of the Special Share did not invalidate the 1994 purchases by CYI through the Foreign Shareholders of its equity investment in Guangxi Yuchai, nor does it invalidate CYI's investment through the Foreign Shareholders in Guangxi Yuchai under current PRC law. The legality under Chinese law of the continued ownership of such investment by CYI through the Foreign Shareholders should therefore not be questioned. The Foreign Shareholders' continued enjoyment of the controlling rights derived from their ownership of equity in Guangxi Yuchai, i.e. voting right, right to appoint directors and so on, in our opinion, has not been, and is not, affected by the existence of the Special Share.


     2.   APPROVALS

     In our opinion, the indirect purchase and the indirect holding of shares of Guangxi Yuchai in 1994 by CYI through the six Foreign Shareholders (i) did not violate any provisions of the Articles of Association of Guangxi Yuchai or the Subscription Agreement dated April 1, 1993, as amended on May 27, 1994 and October 10, 1994, and (ii) did not violate any PRC statute, any rule, regulation or order of any PRC government agency, body or court then in place, and (iii) complied with all PRC laws and regulations then in place.

     No consent, approval, authorization, order or notification of, or filing with, any PRC governmental agency or body or court was, in our opinion, required to be obtained or made for the indirect purchase and the indirect holding of shares of Guangxi Yuchai in 1994 by CYI through the six Foreign Shareholders, except the approvals of the PRC Ministry of Foreign Trade and Economic Co-operation ("MOFTEC") (specifically, MOFTEC Approval [1994] Wai Jin Mao Zi San Han Zi No. 311; and MOFTEC Approval [1994] Wai Jin Mao San Han Zi No. 550) and the Guangxi Restructuring Commission, each of which was obtained and was and remains in full force and effect.

     Furthermore, based on mutual correspondence between the China Securities Regulatory Commission ("CSRC") and the U.S. Securities and Exchange Commission ("SEC"), Guangxi Yuchai and CYI duly notified the CSRC and the SEC of the existence of the Special Share and the structure of CYI's indirect shareholding in Guangxi Yuchai. We understand that following such notification and necessary amendments which were made to the draft Prospectus for CYI's listing as required by the CSRC, the CSRC confirmed to the SEC that it had no objection to the structure of CYI's indirect shareholding in Guangxi Yuchai in relation to CYI's listing on the New York Stock Exchange in December 1994.

     In summary, it is our opinion that the transfer of offshore shares of the Foreign Shareholders of Guangxi Yuchai in November 1994 do not violate any PRC laws or regulations in effect (including those in effect at the time of the transfer and at the present time).


     3.   FOREIGN OWNERSHIP LIMIT

     In 1994, the prevailing industrial policy in the PRC stipulated certain limitations on foreign ownership within specified industries. It is our opinion that the approvals from MOFTEC which Guangxi Yuchai obtained in 1994 with respect to its equity structure also served to waive the application of these limitations on Guangxi Yuchai.

     Regardless of the situation in 1994, we have advised CYI that according to the Catalogue for the Guidance of Foreign Investment Industries (the "Catalogue") issued jointly by MOFTEC and other government authorities on March 11, 2002, the manufacture of engines for cars and motorcycles and the manufacture of car-related key spare parts including fuel pumps of diesel engines were listed in the Catalogue for the Encouragement of Foreign Investment Industries. As the manufacture of automobile/diesel engines was not specially listed out in the Catalogue, we are of the opinion that the manufacture of automobile/diesel engines falls under the manufacture of engines for cars and motorcycles. Therefore, foreign investment is not restricted within the automobile/diesel engine industry, and there are no restrictions on equity percentage of foreign shareholders in this industry at the present time.


     4.   LEGAL TITLE

     We have reviewed the proof of ownership of the six Foreign Shareholders, as made available to us by CYI. Such proof of ownership includes share certificates, MOFTEC approvals and annual filings by Guangxi Yuchai with the relevant PRC authorities. You have also informed us that the Foreign Shareholders have properly received dividends in prior years. We are satisfied and of the opinion that the six Foreign Shareholders are legally registered shareholders and lawful owners of shares of Guangxi Yuchai under PRC law. We are also of the opinion that the Foreign Shareholders' continued enjoyment of the controlling rights derived from their ownership of equity in Guangxi

     Yuchai, i.e. voting right, right to appoint directors and so on, in our opinion, has not been, and is not, affected by the existence of the Special Share.


     5.   MOFCOM'S APRIL 17, 2003 LETTER

     We refer to the three Chinese Government Letters (local and central) forwarded by Guangxi Yuchai to HLA on June 16, 2003. Among those letters was "Reply in Relation to Comments on the Issue that Hong Leong Company Illegally Holds Gold Shares of Guangxi Yuchai Machinery Company Limited" (Shang Zi Zong Han [2003] No.19) (the "MOFCOM Letter").

     We have reviewed and considered the contents of the MOFCOM Letter, and we are of the opinion that the equity assignment carried out offshore by the shareholders of the six Foreign Shareholders in November 1994 did not fall within the scope of the internal laws of China. Therefore, we are of the view that the determination of whether or not the equity assignment of the six Foreign Shareholders carried out offshore violated PRC laws in fact can not be made by way of the MOFCOM Letter.

     As noted above, according to the existing "Guiding Catalogues for Industries and Foreign Investment", manufacturing of diesel engines does not come within industries in which foreign investment is restricted. Neither does it belong to the class of industries for which PRC laws clearly state that the Chinese party should control.

     As a general matter, it is our understanding that provided that the state policy for industries with foreign investment is not violated, the equity structure of Guangxi Yuchai, as an enterprise with foreign investment, complies with relevant PRC law.

     On July 3, 2003, representatives of the Embassy of the Republic of Singapore to China and lawyers of our firm attended a meeting with several officials from relevant Departments of MOFCOM, together with representatives of CYI, when reference was made to the above-mentioned MOFCOM Letter. The Deputy Director General of Foreign Investment Administration of MOFCOM present at the meeting informed CYI's representatives that the MOFCOM Letter made no finding of illegality with respect to CYI's shareholding in Guangxi Yuchai. He specifically stated that the heading used in the MOFCOM Letter was taken directly from the heading used in an earlier letter sent to MOFCOM by the provincial government of the Guangxi Zhuang Autonomous Region ("Letter Requesting Assistance in Resolving Hong Leong Company's Illegal Holding of a Golden Share in Guangxi Yuchai Machinery Co., Ltd.", Gui Zheng Han [2003] No. 39, dated March 22, 2003), to which MOFCOM was responding. This high-level official also stated that the inclusion of the word "illegal" as appeared in the heading did not have any significance.

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
In addition, you have requested that we reaffirm our prior advice with respect to the meeting of the shareholders of Guangxi Yuchai on December 6, 2004 which was convened by a notice published by Guangxi Yuchai on November 4, 2004. We were present at the December 6, 2004 shareholders meeting, and confirm that we are satisfied with the legality and validity of the resolutions passed by the meeting.

Our opinions contained in this letter are rendered on the basis of the laws of the PRC. We do not purport to be expert on and do not purport to be generally familiar with or qualified to express legal opinions based on any laws other than the laws of the PRC and accordingly express or imply no legal opinion herein based upon any laws other than the laws of the PRC.

This letter is delivered to you for your sole benefit. It may not be assigned to or relied upon by any other person, firm or other entity for any purpose without our prior written consent, which may be granted or withheld in our sole discretion, provided, however, that this letter may be filed with the SEC and otherwise disclosed by you in connection with any matters relating to the issues discussed herein.

Please do not hesitate to contact us should you have any queries.


Best regards,



Zhang Hongjiu
    for and on behalf of
    JINGTIAN & GONGCHENG

                                  LEGAL OPINION

To: China Yuchai International Limited

Ref: In Respect of the Legality of the Shareholding Structure of Guangxi Yuchai Machinery Company Limited

----------------------------------------------------------------------------

We are qualified lawyers of the People's Republic of China (P.R.C), and we are qualified to issue this Legal Opinion concerning the subject matter.

I. For the purpose of the issuance of this Legal Opinion, we have reviewed the copies of the following documents provided by China Yuchai International Limited (hereinafter referred to as "CYI"):

1. Response to the contract concerning subscribing for foreign common shares and transforming joint stock company to Sino-foreign joint stock company, and to company constitution ([1993] MOFTEC ZISANHAN No. 261)

2. Foreign Investment Ventures Certificate of Approval ([1993] MOFTEC ZI-SHEN-ZI No. 090)

3. Reply concerning the conversion of the legal person shares of Guangxi Yuchai Machinery Company Limited into foreign investment shares ([1994] MOFTEC SANHANZI No. 311)

4. Reply concerning the question of capitalization issue of "Guangxi Yuchai Machinery Company Limited" ([1994] MOFTEC SANHANZI No. 550)

5. Response Letter on Opinions with respect to Hong Leong Company's Illegal Holding of a Golden Share in Guangxi Yuchai Machinery Company Limited ([2003] MOFCOM SHANG ZI ZONG HAN No. 19)

6. The shareholding structure of Guangxi Yuchai Machinery Company Limited (March 1, 2005)

7. Equity Certificates of the six Foreign Shareholders of Guangxi Yuchai
Machinery

Company Limited

8. Disclosure in respect of the special share in the Prospectus of CYI for the initial public offering ("IPO") dated December 15 1994

We did not examine the originals of the above-mentioned documents, but CYI confirmed and assured that:

1. all of the signatures and stamps on the above-mentioned documents are true and that all of the copies are completely consistent with the originals; and

2. all of the above-mentioned documents are correct and true.

II. The Legal Opinion is only based on the Chinese laws that are effective as of the date of the issuance of this Legal Opinion. We did not conduct any research concerning the laws within other jurisdictions and do not intend to express any opinion of them, whether expressly or impliedly. We assume that there are not any other similar laws affecting this Legal Opinion. This Legal Opinion is produced mainly based on the following laws:

1. Chinese-Foreign Equity Joint Venture Law of the PRC

2. Regulations on the Implementation of the Chinese-Foreign Equity Joint Venture Law of the PRC

3. Company Law of the PRC

4. Regulations on the Guidance of the Foreign Investment Direction

5. Catalogue for the Guidance of Foreign Investment Industries

III. In accordance with the above-mentioned documents and based in part on the confirmation and assurance of certain factual matters by CYI, we note the following facts which are relevant to our opinions as set out below:

1. As of March 1 2005, the Chinese shareholders of Guangxi Yuchai Machinery Company Limited ("Guangxi Yuchai") includes Guangxi Yuchai Machinery Holdings Co. (holding 22.10% of the shares) and holders of the Legal Person shares (holding 1.50% of the shares); and the foreign shareholders of Guangxi Yuchai include Earnest

Assets Limited (holding 21.44% of the shares), Youngstar Holdings Ltd. (holding 2.20% of the shares), Hong Leong Technology Systems (BVI) Ltd. (holding 22.26% of the shares), Cathay Diesel Holdings Ltd. (holding 12.64% of the shares), Goldman Sachs Guangxi Holdings (BVI) Ltd. (holding 5.22% of the shares) and Tsang & Ong Nominees (BVI) Ltd. (holding 12.64% of the shares).

2. The means by which the five foreign companies, i.e. Hong Leong Technology Systems (BVI) Ltd., Cathay Diesel Holdings Ltd., Goldman Sachs Guangxi Holdings
(BVI) Ltd., Tsang & Ong Nominees (BVI) Ltd. and Youngstar Holdings Ltd., became the foreign shareholders of Guangxi Yuchai was approved by [1993] MOFTEC ZISANHAN No. 261 Document issued by the Ministry of Foreign Trade and Economic Cooperation.

3. The means by which the Earnest Assets Limited became a foreign shareholder of Guangxi Yuchai by way of legitimate share transfer was approved by [1994] MOFTEC SANHANZI No. 311 Document issued by the Ministry of Foreign Trade and Economic Cooperation.

4. The increase of capital and expansion of shares of Guangxi Yuchai in 1994 was approved by [1994] MOFTEC SANHANZI No. 550 Document issued by the Ministry of Foreign Trade and Economic Cooperation.

5. China Yuchai International Limited acquired all of the equity of the six foreign shareholders of Guangxi Yuchai by way of share transfer conducted out of China and therefore became the shareholder of the six foreign shareholders of Guangxi Yuchai.

6. A Special Share was established within the shares of China Yuchai International Limited and it was held by Hong Leong Asia Limited.

IV. Based on the above facts and the Chinese laws and regulations listed above and other relevant laws and regulations, we provide the following legal opinions:

1. THE ACQUISITION OF THE EQUITY OF GUANGXI YUCHAI BY THE SIX FOREIGN SHAREHOLDERS OF GUANGXI YUCHAI COMPLIES WITH THE LAWS AND REGULATIONS OF THE PEOPLE'S REPUBLIC OF CHINA.

Article 3 of the Chinese-Foreign Equity Joint Venture Law of the PRC provides that "The equity joint venture agreement, contract and articles of association signed by the parties to the venture shall be submitted to the state's competent department in charge of foreign economic relations and trade (hereinafter referred to as the examination and approval authorities) for examination and approval. The examination and approval authorities shall decide to approve or disapprove the venture within three months. When approved, the equity joint venture shall register with the state's competent department in charge of industry and commerce administration, acquire a business license and start operations."
Article 3 of the Regulations on the Implementation of the Chinese-Foreign Equity Joint Venture Law of the PRC provides that "the industries encouraged, permitted, restricted or prohibited for the establishment of joint ventures by the state shall be guided by the state regulations on the guidance of foreign investment direction and the catalogue for the guidance of foreign investment industries". Article 5 of the Regulations on the Guidance of the Foreign Investment Direction provides that "a joint venture falling within one of the following circumstances shall be within the encouraged category: (I) belongs to new agricultural technology, integrated agricultural development and energy sources, communication, important raw and processed materials industries;
......." It is also clear from Item 3 of the catalogue of the encouraged foreign investment industries of the Catalogue for the Guidance of Foreign Investment Industries that the industry engaged in by Guangxi Yuchai falls into the encouraged foreign investment industry category. The industry invested in by the six foreign shareholders of Guangxi Yuchai falls into the encouraged foreign investment category in China. The investment made by the foreign shareholders of Guangxi Yuchai was approved by the PRC Ministry of Foreign Trade and Economic Cooperation and the foreign shareholders of Guangxi Yuchai acquired the Equity Certificates of Guangxi Yuchai. The increase of capital and expansion of shares of Guangxi Yuchai conducted thereafter was also approved by the PRC Ministry of Foreign Trade and Economic Cooperation and complied with the above-mentioned provisions of the Chinese laws and regulations. Therefore, the acquisition of the shares of Guangxi Yuchai by the six foreign investors of Guangxi Yuchai complies with Chinese laws.

2. THE ACQUISITION OF ALL OF THE EQUITY OF THE SIX FOREIGN INVESTORS OF GUANGXI YUCHAI BY CYI CONDUCTED OUT OF CHINA WAS NOT AND IS NOT SUBJECT TO THE JURISDICTION OF CHINESE LAWS.

Article 20 of the Regulations on the Implementation of the Chinese-Foreign Equity Joint Venture Law of the PRC provides that "If one party to the joint venture intends to assign all or part of its equity to a third party, consent shall be obtained from the other party to the joint venture, and approval from the examining and approving authorities is required, and registration procedures for changes shall be handled at the registration administration office." According to the above provisions, if the six foreign investors of Guangxi Yuchai intend to transfer the shares of Guangxi Yuchai held by them, the approval from the examination and approval authority must be obtained.
However, the six foreign investors of Guangxi Yuchai did not transfer the shares of Guangxi Yuchai held by them. Only the shareholders of the six foreign investors of Guangxi Yuchai transferred the shares of the six foreign investors of Guangxi Yuchai held by them. Neither the Chinese-Foreign Equity Joint Venture Law of the PRC nor the Regulations on the Implementation of the Chinese-Foreign Equity Joint Venture Law of the PRC provides that the transfer of the shares of the foreign investors of a joint venture company by their shareholders need to be approved by the Chinese government. Moreover, CYI and the six foreign investors of Guangxi Yuchai are all foreign companies; and neither the Chinese-Foreign Equity Joint Venture Law of the PRC nor the Regulations on the Implementation of the Chinese-Foreign Equity Joint Venture Law of the PRC governs the share transfer conducted out of China by foreign companies. Therefore, the acquisition of all of the shares of six foreign investors of Guangxi Yuchai conducted by CYI out of China shall not be subject to the jurisdiction of Chinese laws.

3. THE ESTABLISHMENT OF THE SPECIAL SHARE IN THE SHARES OF CYI BY THE SHAREHOLDERS OF CYI WAS NOT AND IS NOT SUBJECT TO THE JURISDICTION OF CHINESE LAWS.

CYI is a foreign company and its incorporation, shareholding structure, and the nature of its shares etc. shall be governed by the laws of its country of incorporation (i.e. Bermuda). Therefore, the issue of whether the Special Share is legal and effective shall be decided by the laws of the country of incorporation of CYI and shall not be governed by Chinese laws. Moreover, the Special Share held by the shareholders of CYI did not change the nature of the Guangxi Yuchai shares held by the six foreign investors of Guangxi Yuchai, i.e. the Guangxi Yuchai shares held by the six foreign investors remain to be common shares.

V. To sum up the above analysis, our legal opinion is as follows:

In accordance with the relevant provisions of the Chinese laws and through the analysis of the above-mentioned documents provided by CYI, we are of the opinion that the shareholding structure of Guangxi Yuchai complies with Chinese laws, and the acquisition of all of the shares of the six foreign investors of Guangxi Yuchai by CYI conducted out of China is not subject to the jurisdiction of Chinese laws, and the effectiveness of the Special Share established in the shares of CYI is not subject to the jurisdiction of Chinese laws.

Our above Legal Opinion is subject to the following limitations:

     This Legal Opinion is only issued with regard to the above-mentioned subject matter. This Legal Opinion shall not be used for any other purpose and shall not be disclosed to any other party without our prior consent provided however that this Legal Opinion may be filed with the United States Securities Exchange Commission and otherwise disclosed by you in connection with any matters relating to the issues discussed herein.


                                  Beijing Times-Highland Law Firm



                                  March 30, 2005